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                                                                    EXHIBIT 99

                                [LETTERHEAD]

FOR IMMEDIATE RELEASE
February 24, 2000

FOR MORE INFORMATION, CONTACT:
Gerald J. Lukiewski
PRESIDENT & CEO
805/658-6633


                   AMERICORP BOARD OF DIRECTORS ANNOUNCES
              THE REPURCHASE OF 200,000 SHARES OF COMMON STOCK.


VENTURA, CA: Gerald J. Lukiewski, President and Chief Executive Officer of Americorp, (OTC BB: AICA), the holding company of Ventura County based American Commercial Bank announced today that the Board of Directors has adopted a stock repurchase program for up to 200,000 of its outstanding shares. Repurchases will be made from time to time over the next three years in open market and privately negotiated transactions based on then current market prices. The Company has approximately 2,100,000 shares of common stock outstanding.

Mr. Lukiewski stated "The Board of Directors considers Americorp's stock to be an attractive investment. Its objective in authorizing the repurchase program is to increase the earnings per share of those shares of Americorp that remain outstanding after the repurchases, as well as shareholder market value generally."

Americorp and its subsidiary, American Commercial Bank, with assets over $240 million, is the largest independent bank with headquarters in Ventura County. It currently operates six branches in the communities of Ventura, Oxnard and Camarillo. The Bank is also a preferred SBA lender and has a full-service mortgage department serving all of Ventura County.